EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President - Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. PROVIDES UPDATE ON

THIRD QUARTER REVENUE AND EARNINGS

KOKOMO, IN, July 20, 2017 — Haynes International, Inc. (NASDAQ GM: HAYN), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys (the “Company”), reported today that, based on currently available information, revenue and earnings for the Company’s third fiscal quarter ended June 30, 2017 are expected to be lower than previously anticipated by the Company.  The Company currently expects third quarter revenue to be approximately $97 to $98 million and third quarter net loss to be in the range of ($3.9 million) to ($4.2 million).  Conditions in the high end of the specialty metals market became increasingly challenging with lower-than-expected transactional business and a difficult pricing environment due to competition and weakness in nickel prices during the quarter.  In addition, the continued weakness in the chemical processing market drove approximately $1.5 million in inventory valuation adjustments impacting profitability in the quarter.  The Company projects the current soft market conditions in industrial gas turbines, chemical processing, and high-value specialty applications will continue through the calendar year.  However, management noted improving longer term order entry, primarily in aerospace and other markets, resulting in the backlog at June 30, 2017 growing to $180.9 million up $10.1 million from March 31, 2017.  The Company will detail fiscal 3rd quarter results in its upcoming quarterly conference call slated for August 4, 2017.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, nickel- and cobalt-based high-performance alloys, primarily for use in the aerospace, chemical processing and land-based gas turbine industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding industry prospects and future results of operations or financial position, made in this press release are forward-looking.    In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.